Exhibit 99.1

UNITED STATES ANTIMONY CORPORATION PO Box 643 47 Cox Gulch Rd. Thompson Falls, Montana 59873-0643 406-827-3523 FAX: 406-827-3543 E-Mail tfl3543@blackfoot.net

U. S. ANTIMONY REPORTS RECORD SALES

July 6, 2015. Thompson Falls, Montana. United States Antimony Corporation (“USAC”, NYSE MKT “UAMY”) reported record antimony sales for Q2 of 2015 of 637,825 pounds, which is up 92% from Q2 2014 sales of 332,106 pounds, and is an increase of 22% from Q1 2015 sales of 521,956 pounds. The Company is in the final stages of completing 5 more small furnaces and one long furnace, which has the capacity of 20 small furnaces, for smelting Australian production. When the large furnace is completed, USAC will resume its own Mexican production from Wadley, Soyatal, and Guadalupe. These properties have been producing on a limited basis, and USAC has more than 400 tons of furnace feed in inventory.  At Los Juarez, there are more than 30,000 tons of mill feed in inventory. Permits are being applied for to increase silver and gold recovery at the Puerto Blanco mill and at Madero to complete the recovery of silver, gold, and antimony from flotation concentrates from the Puerto Blanco mill.

At the Bear River Zeolite operation in southern Idaho, the Company reports sales of 3,280 tons for Q2 2015, up 36% from the 2,415 tons sold for Q2 of 2014, and an increase of 8% over the Q1 2015’s sales of 3,032 tons. The Company has seen an increase in sales for animal feed, water filtration media, composting material, air filtration, and soil amendment.

Management is happy to announce that Jeff Wright joined the USAC Board of Directors on July 1, 2015. Jeff has a background in investment banking as a managing director in natural resources. He has experience in mining and metals that have included operations around the world as well as those of USAC.

CEO John Lawrence said, “USAC will post a regular news update on Corporate progress on the first Monday of each month at 8:00 AM Eastern time on its websites www.usantimony.com and www.bearriverzeolite.com.

Forward Looking Statements:
This Press Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events, including matters related to the Company's operations, pending contracts and future revenues, ability to execute on its increased sales and installation schedules for planned capital expenditures and the size of forecasted deposits. Although the Company believes that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties. In addition, other factors that could cause actual results to differ materially are discussed in the Company's most recent filings, including Form 10-KSB with the Securities and Exchange Commission.